Exhibit 99.1

Janice Innis-Thompson Elected to MBIA Inc.’s Board of Directors

PURCHASE, N.Y.—(BUSINESS WIRE)—MBIA Inc. (NYSE:MBI) (the Company) today announced that yesterday, Wednesday, October 27, 2021, Ms. Janice Innis-Thompson (55) was elected to the Company’s Board of Directors, where she will also serve as a member of the Audit; Finance and Risk; and Compensation and Governance Committees.

Ms. Innis-Thompson is currently a director at the Executive Leadership Council and National Forest Foundation. She has also served on Boards for Bridge Builder Mutual Fund, an Edward Jones Complex; The Wardlaw-Hartridge School; Board IQ; New York Police Department Audit Advisory Board; and Hale House. Since 2020, Ms. Innis-Thompson has been Senior Vice President, Corporate Litigation & Legal Operations for Nationwide. For the three prior years, she was Chief Compliance Officer for Samsung Electronics America.

“We are pleased that Janice has accepted our invitation to join the MBIA Board,” said Charles Rinehart, Chairman of the MBIA Inc. Board of Directors. “We are confident that Janice’s legal and compliance experience will contribute positively to our efforts to enhance MBIA Inc.’s shareholder value.”

Ms. Innis-Thompson earned a BS degree in Public Relations from University of Florida and a Juris Doctor degree from University of Florida – Fredric G. Levin College of Law. Prior to her employment with Samsung Electronics America, Ms. Innis-Thompson was Senior Managing Director, Chief Compliance & Ethics Officer during a 10-year career at TIAA.

Forward-Looking Statements

This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,, “anticipate,” “project,” “plan,” “expect,” “estimate,” “intend,” “will,” “will likely result,” “looking forward,” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other factors, the possibility that MBIA Inc. or National will experience increased credit losses or impairments on public finance obligations issued by state, local and territorial governments and finance authorities that are experiencing unprecedented fiscal stress; the possibility that loss reserve estimates are not adequate to cover potential claims; MBIA Inc.’s or National’s ability to fully implement their strategic plan; changes in general economic and competitive conditions; and the impact on our insured portfolios or business operations caused by the global spread of the novel coronavirus COVID-19. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying MBIA Inc.’s or National’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in MBIA Inc.’s subsequent filings with the Securities and Exchange Commission. MBIA Inc. and National caution readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. National and MBIA Inc. undertake no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Purchase, New York is a holding company whose subsidiaries provide financial guarantee insurance for the public and structured finance markets. Please visit MBIA’s website at www.mbia.com.

Contacts

MBIA Inc.

Greg Diamond, 914-765-3190

Managing Director, Head of

Investor and Media Relations

greg.diamond@mbia.com